Exhibit 99.2

Press Release	AIG Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG to Sell Validus Re to RenaissanceRe

•	Divestiture of AIG’s Treaty Reinsurance Business Continues Progress on AIG’s Portfolio Repositioning, Reduces Volatility in Underwriting Results, Accelerates Focus on Insurance Business, Increases Liquidity and Unlocks Significant Capital

•	Transaction Includes Validus Re, AlphaCat and the Talbot Treaty Reinsurance Business; Transaction Excludes Talbot Underwriting Ltd., Western World and Crop Risk Services

•	RenaissanceRe to Pay $2.985 Billion on the Closing Date, Consisting of $2.735 Billion in Cash and $250 Million in RenaissanceRe Common Shares; AIG to Receive all Capital in Excess of $2.1 Billion of Shareholders’ Equity of Validus Re and Achieve Future Capital Synergies of Approximately $400 Million from the Recapture of Reserves as a Result of Transferring the Validus Re Balance Sheet to RenaissanceRe, which together, as of December 31, 2022, was over $1.5 Billion; Total Transaction Value to AIG is Expected to Exceed $4.5 Billion

•	AIG Entitled to Receive Additional Cash Consideration Over Time Through Value Sharing of Reserve Redundancies that may Emerge, as well as Net Income Generated from the Business Through the Closing

•	Following the Closing, AIG Expects to Make Significant Investments in RenaissanceRe’s DaVinci Reinsurance and Fontana Re Managed Funds, Strengthening Partnership between Companies

NEW YORK – May 22, 2023 (BUSINESS WIRE) – American International Group (NYSE: AIG) today announced that it has entered into a definitive agreement to sell Validus Re, including AlphaCat and the Talbot Treaty reinsurance business, to RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe”) for $2.985 billion, consisting of $2.735 billion in cash and $250 million in RenaissanceRe common shares. In addition, AIG will receive all capital in excess of $2.1 billion of shareholders’ equity of Validus Re and achieve future capital synergies of approximately $400 million from the recapture of reserves as a result of transferring the Validus Re balance sheet to RenaissanceRe, which together, as of December 31, 2022, was over $1.5 billion. The total estimated transaction value is expected to exceed $4.5 billion.

AIG will retain Talbot Underwriting and Western World, which were purchased as part of its 2018 acquisition of Validus Holdings Ltd. and which currently represent approximately $1.6 billion of AIG’s total gross premiums written. On May 2, 2023, AIG announced that it reached an agreement to sell Crop Risk Services, also purchased as part of the 2018 acquisition of Validus Holdings Ltd. in 2018, to American Financial Group, Inc. for $240 million; this transaction is expected to close in the third quarter of 2023.

The sale of Validus Re is expected to close in the fourth quarter of 2023, subject to regulatory approvals and other customary closing conditions. Following the closing, AIG expects to make significant investments in RenaissanceRe’s DaVinci Reinsurance and Fontana Re managed funds through AIG’s Investment portfolio.

Peter Zaffino, Chairman and Chief Executive Officer of AIG, commented: “Today’s announcement represents another key milestone for AIG and is strategically significant for both AIG and Validus Re. For AIG, it further simplifies our business model and reduces volatility in our portfolio, while generating significant cash liquidity and capital efficiencies that enable us to accelerate our capital management strategy.

“We have spent the last several years transforming Validus Re by re-underwriting the portfolio and driving operating leverage leading to improved outcomes. As part of RenaissanceRe, Validus Re will benefit from global scale that will allow the business to continue to grow, expand its capabilities and drive value for clients and other stakeholders.

“At the same time, our investment in RenaissanceRe’s common shares demonstrates our commitment to the strong relationship we have with RenaissanceRe and, coupled with our investment in DaVinci Reinsurance and Fontana Re, will allow us to continue to participate in the growth of the reinsurance market with less risk and capital requirements. I have enormous respect for Kevin and RenaissanceRe and look forward to continuing our longstanding and successful partnership.”

Evercore Group L.L.C. and J.P. Morgan Securities LLC acted as financial advisors, and Wachtell, Lipton, Rosen & Katz and Debevoise & Plimpton LLP acted as legal counsel for AIG.

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies offer insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

Forward Looking Statements

Certain statements in this press release and any related oral statements constitute forward-looking statements. These statements are not historical facts but instead represent only the relevant party’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside the relevant party’s control. It is possible that the transactions will not be completed within the expected timeframes or at all, or that the transactions will take a materially different form from those contemplated by these statements. Each party referenced in this press release only assumes responsibility for its statements and does not affirm or otherwise adopt the statements of any other party.

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